UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

November 30, 2016

Algodon Wines & Luxury Development Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-55209	52-2158952
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7650

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sales of Equity Securities.

Between November 30, 2016 and December 31, 2016, Algodon Wines & Luxury Development Group, Inc. (the “Company”) issued 342,986 shares of its common stock at a price of $2.00 per share to accredited investors in a private placement transaction for gross proceeds of $685,972. Commissions in the form of cash of $68,597 and 34,299 warrants to purchase common stock at $2.00 per share were paid to DPEC Capital, Inc., the Company’s registered broker dealer subsidiary in connection with these share issuances. DPEC Capital, Inc., in turn, awarded such warrants to its registered representatives. The investors and registered representatives all had sufficient knowledge and experience in financial, investment and business matters to be capable of evaluating the merits and risks of investment in the Company and able to bear the risk of loss. For this sale of securities, the Company relied on the exemption from registration available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated under the Securities Act with respect to transactions by an issuer not involving any public offering. No general solicitation was used in this offering. An amended Form D was filed on December 8, 2016. The offering was terminated as of December 31, 2016.

Between January 27, 2017 and February 27, 2017, the Company sold convertible promissory notes to accredited investors in for total gross proceeds to the Company of $1,260,000. The notes have a 90-day maturity, and pay 8% annual interest. The principal amount of each note plus accrued interest are convertible into preferred shares. The investors all had sufficient knowledge and experience in financial, investment and business matters to be capable of evaluating the merits and risks of investment in the Company and able to bear the risk of loss. For this sale of securities, the Company relied on the exemption from registration available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated under the Securities Act with respect to transactions by an issuer not involving any public offering. No general solicitation was used in this offering and no commissions were paid. A Form D was filed on February 27, 2017 and the offering was terminated on the same day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of February 2017.

Algodon Wines & Luxury Development Group, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO